Exhibit 11.1

Statement Re: Per Share Earnings (Unaudited)

                                                                 THREE MONTHS ENDED                 SIX MONTHS ENDED
                                                                --------------------               -------------------
                                                              June 30,         June 30,           June 30,       June 30,
                                                                1996            1997                1996           1997
                                                             ----------      -----------        -----------    ------------
Net loss                                                   $ (2,180,155)   $ (2,640,732)      $ (3,015,304)   $ (4,731,223)
                                                             ===========     ===========        ===========     ===========

Weighted average common shares outstanding                    4,800,000       8,088,781          4,800,000       6,762,199

Stock issued within twelve months of initial public
  offering                                                    2,921,838         267,105          2,921,838       1,651,192

Conversion of amounts due to related parties                    700,000              --            700,000              --
                                                             -----------     -----------        -----------     -----------

Weighted average number of common and
  common equivalent shares outstanding                        8,421,838       8,355,886          8,421,838       8,413,391
                                                             ===========     ===========        ===========     ===========
Net loss per share                                         $      (0.26)   $      (0.32)      $      (0.36)   $      (0.56)
                                                             ===========     ===========        ===========     ===========
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Pursuant to Securities and Exchange Commission Staff Accounting Bulletin No. 83,
stock and stock options issued at prices below the initial public offering price during the twelve month period immediately preceding the initial filing date of the Company's Registration Statement of its initial public offering have been included as outstanding for all periods presented prior to the initial public offering. The dilutive effect of the common stock equivalents are in accordance with the treasury stock method.